Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Newpark Resources, Inc. for the registration of 2,094,235 shares of its common stock and to the incorporation by reference therein of our reports dated March 6, 2008, with respect to the consolidated financial statements of Newpark Resources, Inc., and the effectiveness of internal control over financial reporting of Newpark Resources, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

Houston, Texas
December 5, 2008